EXHIBIT 3.2



                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                  March 9, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
101 Barclay Street
New York, New York  10286


         Re: VAN KAMPEN AMERICAN CAPITAL EQUITY OPPORTUNITY TRUST, SERIES 95
             ---------------------------------------------------------------

Gentlemen:

         We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Van Kampen American Capital Equity Opportunity Trust, Series 95 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Fund, under a Trust Agreement dated March 9, 1998 (the "Indenture") among Van Kampen American Capital Distributors, Inc., as Depositor, Van Kampen American Capital Investment Advisory Corp., as Evaluator, Van Kampen American Capital Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee. The Fund is comprised of the following separate unit investment trusts (the "Trusts"): Strategic Ten Trust United States Portfolio, March 1998 Series; Strategic Ten Trust United States Portfolio, March 1998 Traditional Series; Strategic Five Trust United States Portfolio, March 1998 Series; Strategic Five Trust United States Portfolio, March 1998 Traditional Series; Strategic Fifteen Trust Global Portfolio, March 1998 Series; Strategic Thirty Trust Global Portfolio, March 1998 Series; and Strategic Picks Opportunity Trust, March 1998 Series.

         In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of each Trust will consist of a portfolio of securities (the "Securities") as set forth in the Prospectus. For purposes of this opinion, it is assumed that each Security is equity for federal income tax purposes.

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

                   (i) Each Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

                  (ii) A Unitholder will be considered as owning a pro rata share of each asset of a Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of a Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by a Trust. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to a Security ("dividends" as defined by Section 316 of the Code) is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Security, shall be treated as gain from the sale or exchange of property.

                 (iii) The price a Unitholder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Security held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Security held by a Trust.

                  (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unitholder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which are not taxable as ordinary income.

                   (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which are not taxable as ordinary income.

                  (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of U.S. traded Securities upon the redemption of Units or upon the termination of a Trust. A Unitholder will receive cash representing his pro rata portion of the foreign Securities in such a Trust. As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unitholder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by a Trust will depend upon whether or not a Unitholder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion of the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of a U.S. traded Security or for a foreign Security held by a Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his tax basis in such fractional share of a U.S. traded Security or such foreign Security held by such Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by a Trust.

         A domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by a Trust (to the extent such dividends are taxable as ordinary income and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

         To the extent dividends received by a Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

         Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

         A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by a Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various non-recognition provisions of the Code.

         It should be noted that payments to a Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

         Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                        Very truly yours,



                                        CHAPMAN AND CUTLER

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